AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RADWARE, INC.,

RADWARE, LTD.,

RADWARE DELAWARE CORP.,

COVELIGHT SYSTEMS, INC.,

INTERSOUTH PARTNERS VI, LP, as a Sellers Representative,

AURORA VENTURES IV, LLC, as a Sellers Representative,

AND CERTAIN NOTEHOLDERS AND STOCKHOLDERS OF
COVELIGHT SYSTEMS, INC.

DATED AS OF APRIL 25, 2007

Exhibits and Annexes

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Opinion of Counsel

AnnexA	Flow of Funds

Schedule 7.01	Company Required Consents
Schedule 9.14	Knowledge

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2007 (this “Agreement”), by and among Radware, Inc., a New Jersey corporation (“Radware”), which is a wholly-owned subsidiary of Radware, Ltd., an Israeli corporation (“Parent”), Radware Delaware Corp., a Delaware corporation and a wholly-owned subsidiary of Radware (“Merger Sub”), Covelight Systems, Inc., a Delaware corporation (the “Company”), with respect to Article VIII and Sections 2.07, 2.08, 9.03, 9.06 and 9.16, Intersouth Partners VI, LP and Aurora Ventures IV, LLC, as Sellers Representatives (the “Sellers Representatives”) and other persons listed on the signature pages hereto as stockholders of the Company (collectively the “Company Stockholders”) and the holders of the Company’s convertible promissory notes (collectively the “Company Noteholders”).

W I T N E S S E T H:

WHEREAS, each of Radware, Merger Sub and the Company has determined that it is advisable and in the best interests of its shareholders and stockholders, respectively, for the parties to enter into a business combination upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such combination, the boards of directors of each of Merger Sub and the Company have approved, and the board of directors of Radware has authorized, the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “Delaware Law”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously recommended that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Radware’s willingness to enter into this Agreement, the requisite number of the Company’s stockholders, in accordance with the Delaware Law, have approved this Agreement and the transactions contemplated hereby (the “Approval”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
SECTION 1.01 Definitions. For purposes of this Agreement, the term:

“Additional Investor Incentive Agreement Amount” shall have the meaning set forth in Section 2.08(b).

“Additional Key Contributor Plan Amount” shall have the meaning set forth in Section 2.08(b).

“Additional Payment” shall have the meaning set forth in Section 2.08(a).

“affiliate” means, with respect to any person, any other person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Agreements” means the Escrow Agreement and any note powers, stock powers and certificates required to be delivered under this Agreement.

“Approval” shall have the meaning set forth in the recitals.

“Audited Financial Statements” shall have the meaning set forth in Section 3.07.

“Basket Amount” shall have the meaning set forth in Section 8.04(a).

“BB&T Revenue” shall have the meaning set forth in Section 2.08(a).

“business day” means any day other than a Saturday, Sunday or other day on which banks in New York City are required or authorized to be closed.

“Certificate of Merger” shall have the meaning set forth in Section 2.02.

“Claim” shall have the meaning set forth in Section 8.03(b).

“Closing” shall have the meaning set forth in Section 2.01.

“Closing Date” shall have the meaning set forth in Section 2.01.

“Closing Date Purchase Price” means Seven Million Five Hundred Thousand Dollars ($7,500,000) in cash.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Board” shall have the meaning set forth in the recitals.

“Company By-Laws” shall have the meaning set forth in Section 3.02.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” shall have the meaning set forth in Section 3.02.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Material Adverse Effect” means a material adverse effect on or change to the business, operations, financial condition, assets, properties (including intangible properties) or liabilities of the Company, taken as a whole, excluding effects or changes (x) resulting from developments in worldwide, national or local conditions (political, economic or regulatory) that adversely affect enterprises or the Company’s industry generally and do not specifically relate to or have a materially disproportionate effect on the Company, taken as a whole or (y) resulting solely from the identity of the prospective purchaser of the Company or the announcement or pendency of the Merger.

“Company Noteholders” shall have the meaning set forth in the preamble.

“Company Option Plan” means the Company’s 2002 Stock Plan, as amended.

“Company Permits” shall have the meaning set forth in Section 3.06(b).

“Company Plan” or “Company Plans” shall have the meaning set forth in Section 3.11(a).

“Company Preferred Stock” means the Company’s preferred stock, par value $0.001 per share, of the Company.

“Company Recipients” means the Company Stockholders and Company Noteholders.

“Company Required Consents” shall have the meaning set forth in Section 3.05(b).

“Company Software” shall have the meaning set forth in Section 3.17(l).

“Company Recipient Indemnitees” shall have the meaning set forth in Section  8.02.

“Company Stockholders” shall have the meaning set forth in the preamble.

“Confidential Information” shall have the meaning set forth in Section 6.01.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement dated as of November 9, 2006, as amended on January 18, 2007, between the Company and Parent.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or securities or debt convertible into voting securities, by contract or otherwise.

“Copyrights” shall have the meaning set forth in Section 3.17(a)(i).

“Delaware Law” shall have the meaning set forth in the recitals.

“Domain Names” shall have the meaning set forth in Section 3.17(a)(iv).

“Earn Out Resolution Period” shall have the meaning set forth in Section 2.08(c).

“Effective Time” shall have the meaning set forth in Section 2.02.

“Election Notice” shall have the meaning set forth in Section 8.03(b)(i).

“Encumbrances” means any lien (other than mechanics’ liens), pledge, hypothecation, claim (other than infringement), charge, mortgage, security interest, encumbrance, prior assignment, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means any applicable foreign, federal, state or local law, rule, regulation, ordinance, code, order or judgment (including any written judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to human health and safety or, injury to, or the pollution or protection of, the environment.

“Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, Encumbrances, violations, costs and expenses (including attorneys’ and consultants’ fees) of investigation, remediation, monitoring or defense of any matter relating to human health, safety or the environment of whatever kind or nature by any party, entity or authority, that arise under Environmental Laws or that are incurred as a result of (i) the existence of Hazardous Substances in connection with the operation of the business of the Company, (ii) the violation of or non-compliance with any Environmental Laws or (iii) exposure to any Hazardous Substances.

“ERISA” shall have the meaning set forth in Section 3.11(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.11(a).

“Escrow Agent” shall have the meaning set forth in Section 2.09(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.09(a).

“Escrow Amount” means Seven Hundred Fifty Thousand Dollars ($750,000).

“Escrow Indemnity Account” shall have the meaning set forth in Section 2.09(a).

“Escrow Release Amount” shall have the meaning set forth in Section 2.09(a).

“Escrow Termination Date” shall have the meaning set forth in Section 2.09(a).

“Existing Options” means all options to purchase capital stock of the Company granted pursuant to the Company Option Plan or pursuant to any other arrangement adopted by the Company Board to provide options or other rights to purchase capital stock of the Company to directors, officers, employees or consultants of the Company.

“Extinguished Stock” shall have the meaning in Section 2.06(f).

“Financial Statements” shall have the meaning set forth in Section 3.07.

“First Anniversary Date” shall have the meaning set forth in Section 2.08(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign or United States federal, state or local governmental, administrative or regulatory authority, commission, body, agency, court or any judicial body or other similar authority.

“Hazardous Substances” means any chemicals, substances, materials or wastes regulated under any Environmental Law.

“Inflight and Percept Product Lines” means the Inflight and Percept product lines of the Surviving Corporation, including any product line extensions, improvements, derivative or additional products developed using the technology, intellectual property or engineering team of the Company as constituted prior to the Closing.

“Initial Investor Incentive Agreement Amount” shall have the meaning set forth in Section 2.07(b)(i).

“Initial Key Contributor Plan Amount” shall have the meaning set forth in Section 2.07(a)(i).

“Intellectual Property” shall have the meaning set forth in Section 3.17(a).

“Interim Escrow Release” shall have the meaning set forth in Section 2.09(a).

“Interim Financial Statements” shall have the meaning set forth in Section 3.07.

“Inventions” shall have the meaning set forth in Section 3.17(a)(vi).

“Investor Incentive Agreement” means the Covelight Systems, Inc. Amended and Restated Investor Incentive Bonus Agreement, dated as of February 20, 2007, by and among the Company and certain of the Company Stockholders.

“Investor Incentive Agreement Recipients” means the persons so designated as set forth on Annex A hereto, each of whom has been so designated in accordance with the terms of the Investor Incentive Agreement.

“IRS” shall have the meaning set forth in Section 3.11(d).

“JAMS” means Judicial Arbitration and Mediation Services.

“Key Contributor Plan” means the Amended and Restated Covelight Systems, Inc. Key Contributor Incentive Plan, effective as of August 15, 2006.

“Key Contributor Plan Participants” means the persons so designated as set forth on Annex A hereto, each of whom has been so designated in accordance with the terms of the Key Contributor Plan.

“Laws” shall have the meaning set forth in Section 3.06(a).

“License” shall have the meaning set forth in Section 3.17(c).

“Losses” shall have the meaning set forth in Section 8.01.

“Material Contracts” shall have the meaning set forth in Section 3.18.

“Merger Sub” shall have the meaning set forth in the preamble.

“Net Aggregate Merger Consideration” means the Closing Date Purchase Price, minus (x) the Transaction Expenses and the Initial Key Contributor Plan Amount and the Initial Investor Incentive Agreement Amount plus (y) the Additional Payment. The Noteholder Consideration and the Stockholder Consideration together shall equal the Net Aggregate Merger Consideration.

“Net Revenues” means the revenues recognized in accordance with GAAP from the sale, license, maintenance, support or other transactions associated with the Inflight and Percept Product Lines, minus (x) any credits, returns and allowances for bad or doubtful accounts and (y) an amount equal to all accounts receivable relating to the Inflight and Percept Product Lines which, as of the First Anniversary Date, are outstanding for over one hundred twenty (120) days; provided that for purposes of this Agreement, VSOE (vendor specific objective evidence) will not exceed 20% of price list per contract year and maintenance revenue will be recognized ratably over the life of the maintenance term.

“Neutral Firm” shall have the meaning set forth in Section 2.08(c).

“Noteholder Consideration” means the amounts paid to the holders of the Notes as set forth on Annex A.

“Notes” means the outstanding convertible promissory notes in the aggregate principal amount of $4,125,000 issued by the Company in favor of the Company Noteholders.

“Notice Date” shall have the meaning set forth in Section 2.08(b).

“Parent” shall have the meaning set forth in the preamble.

“Patents” shall have the meaning set forth in Section 3.17(a)(ii).

“Payment Calculator” shall have the meaning set forth in Section 2.13.

“Permitted Encumbrances” shall have the meaning set forth in Section 3.19.

“person” means a natural person, a governmental entity, agency or representative (at any level of government), a corporation, partnership, joint venture or other association, as context requires.

“Pro Rata Interest” means, with respect to a Company Recipient, a fraction, the numerator of which is the aggregate portion of the Net Aggregate Merger Consideration that such holder receives hereunder and the denominator of which is the Net Aggregate Merger Consideration received by all Company Recipients.

“Proceeding” means any claim, action, suit, investigation, arbitration, litigation or other proceeding.

“PTO” shall have the meaning set forth in Section 3.17(g)(i).

“Radware” shall have the meaning set forth in the preamble.

“Radware Disclosure Schedule” shall have the meaning set forth in Article V.

“Radware Indemnitees” shall have the meaning set forth in Section 8.01.

“Related Party” shall have the meaning set forth in Section 3.21(a).

“Rights Agreements” shall have the meaning set forth in Section 4.01.

“Sellers Representative” shall have the meaning set forth in Section 9.16(a).

“Software” shall have the meaning set forth in Section 3.17(a)(vii).

“Stockholder Consideration” means the amounts to be paid to the Company’s stockholders set forth on Annex A.

“subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Surviving Corporation Common Stock” shall have the meaning set forth in Section 2.06(b).

“Tax” or “Taxes” means (i) all taxes, including, but not limited to, income (whether net or gross), excise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, occupation, use, value added, capital, gross receipts, franchise, license, severance, stamp, premium, windfall profits, environmental (including taxes under Code Sec. 59A), capital stock, profits, withholding, disability, registration, customs duties, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Tax Authority, including any related charges, fees, interest, penalties, additions to tax or other assessments imposed with respect thereto and (ii) any liability of the Company for the payment of amounts of the type described in clause (i) as a result of any obligation of the Company under any tax sharing or tax indemnity agreement, provision or arrangement, whether formal or informal or under Treasury Regulations § 1.1502-6 or similar provisions under state, local or non-U.S. law.

“Tax Authority” means any federal, national, foreign, state, municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any regulatory authority with respect to Taxes.

“Tax Proceeding” means any audit or investigation, other administrative proceeding or judicial proceeding involving Taxes.

“Tax Reserve” means, with respect to the Company, (i) the amount of current Taxes (excluding any provision for deferred Taxes) reflected as a liability on the Unaudited Balance Sheet, as defined in Section 3.07, and (ii) any additional Taxes accrued in the ordinary course of business between the date of the Unaudited Balance Sheet and the close of the Closing Date, to the extent the Taxes referred to in clause (i) or clause (ii) have not been paid prior to the Closing Date.

“Tax Returns” means all returns, reports, estimates, information returns and statements (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Third-Party Claims” shall have the meaning set forth in Section 8.03(b).

“Third-Party Software” shall have the meaning set forth in Section 3.17(l).

“Timely Dispute Notice” shall have the meaning set forth in Section 2.08(b).

“Trade Secrets” shall have the meaning set forth in Section 3.17(a)(v).

“Trademarks” shall have the meaning set forth in Section 3.17(a)(iii).

“Transaction Expenses” means the amount of all unpaid attorneys’, investment bankers’ and accountants’ fees and expenses and other similar fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated by this Agreement. All Transaction Expenses, including the name of the party and the amount due as of the Closing shall be set forth on Annex A attached hereto.

“Treasury Shares” shall have the meaning set forth in Section 2.06(a).

“Treasury Regulations” mean the final Regulations and Temporary Regulations promulgated under the Code, as currently in effect, as such regulations may hereafter be amended from time to time (including corresponding provisions of succeeding regulations).

“Unaudited Balance Sheet” shall have the meaning set forth in Section 3.07.

ARTICLE II
THE MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Certificate of Merger, and in accordance with the Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Delaware Law. Subject to the terms of this Agreement, the consummation of the Merger (the “Closing”) will take place as promptly as practicable (and in any event within two (2) business days) after delivery of the items set forth in Article VII, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, unless another date, time or place is agreed to in writing by Radware and the Company (the “Closing Date”).

SECTION 2.02 Effective Time. On the Closing Date, the parties hereto shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Radware and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, goodwill, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.04 Certificate of Incorporation; By-Laws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation.

(b) At the Effective Time, the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation.

SECTION 2.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the persons designated by Radware shall be the initial officers of the Surviving Corporation.

SECTION 2.06 Effect on Capital Stock Payment. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder or the holder of any shares of the capital stock of Merger Sub:

(a) Company Treasury Shares. Each share of Company Common Stock held by the Company as treasury stock and each share of Company Preferred Stock held by the Company as treasury stock immediately prior to the Effective Time (collectively, “Treasury Shares”) shall automatically be canceled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereof.

(b) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”), with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall remain outstanding and evidence ownership of shares of Surviving Corporation Common Stock.

(c) Existing Options. Radware is not assuming any Existing Options in the Merger, and all of the Existing Options shall be cancelled and terminated, and be of no further force or effect from and after the Closing without payment of consideration therefor.

(d) Derivative Securities. Each Company Recipient agrees that any derivative securities of the Company it holds other than the Notes and the Company Preferred Stock (including but not limited to warrants) shall be cancelled and terminated and be of no further force or effect from and after the Closing without payment of consideration therefor.

(e) Notes. Title to each of the Notes will be transferred to Radware upon Closing in exchange for the Noteholder Consideration, free and clear of all Encumbrances.

(f) Outstanding Company Common Stock and Company Preferred Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) shall be cancelled and extinguished (the “Extinguished Stock”) and thereafter shall represent the right to receive the Stockholder Consideration.

(g) Payment of Closing Purchase Price. On the Closing Date, Radware will pay the Closing Date Purchase Price as set forth on Annex A by check or wire transfer of immediately available U.S. funds.

(h) Capital Transaction Nature of the Purchase of the Notes. Each party hereto agrees that Radware is purchasing the Notes and will treat such purchase as a capital transaction.

SECTION 2.07 Effect on Incentive Plans.

(a) Key Contributor Plan.

(i) On the Closing Date, pursuant to the Key Contributor Plan, each of the Key Contributor Plan Participants shall receive the amounts set forth opposite his, her or its name on Annex A attached hereto (collectively, the “Initial Key Contributor Plan Amount”), which amounts Radware shall pay to the Key Contributor Plan Participants.

(ii) If an Additional Payment is payable to the Company Recipients pursuant to Section 2.08(d), Radware shall pay the Additional Key Contributor Plan Amount to the Key Contributor Plan Participants, allocated as set forth on Annex A, at the same time that the Additional Payment is required to be made pursuant to Section 2.08, and the amount of the Additional Payment shall be net of the Additional Key Contributor Plan Amount. In the event any Additional Key Contributor Plan Amount is undesignated as to the recipient at the time of payment, the Sellers Representatives shall provide Radware with the names and amounts of the recipients.

(b) Investor Incentive Agreement.

(i) On the Closing Date, pursuant to the Investor Incentive Agreement, each of the Investor Incentive Agreement Recipients shall receive the amounts set forth opposite his, her or its name on Annex A attached hereto (collectively, the “Initial Investor Incentive Agreement Amount”), which amounts Radware shall pay to the Investor Incentive Agreement Recipients.

(ii) If an Additional Payment is payable to the Company Recipients pursuant to Section 2.08(d), Radware shall pay the Additional Investor Incentive Agreement Amount to the Investor Incentive Agreement Recipients, allocated as set forth on Annex A, at the same time that the Additional Payment is required to be made pursuant to Section 2.08, and the amount of the Additional Payment shall be net of the Additional Investor Incentive Agreement Amount. In the event any Additional Investor Incentive Agreement Amount is undesignated as to the recipient at the time of payment, the Sellers Representatives shall provide Radware with the names and amounts of the recipients.

SECTION 2.08 Additional Payment.

(a) Additional Payment. Subject to the terms and conditions set forth in this Section 2.08 and this Agreement, Radware shall make a payment to the Company Recipients as follows: a one-time cash payment (the “Additional Payment”) equal to that positive number representing the sum of (i) the product of two multiplied by the Net Revenues recognized by the Inflight and Percept Product Lines during the twelve (12) months beginning April 1, 2007 and ending March 31, 2008 (the “First Anniversary Date”) (including Net Revenues recognized during April and prior to Closing), minus (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000); provided that (x) the Additional Payment shall be reduced by the Additional Key Contributor Plan Amount and the Additional Investor Incentive Agreement Amount, respectively and (y) the sum of (1) the Additional Payment, (2) the Additional Key Contributor Plan Amount and (3) the Additional Investor Incentive Agreement Amount shall not exceed Eight Million Five Hundred Thousand Dollars ($8,500,000). The Company has sold certain products to BB&T Corporation and has received payment but has not yet recognized the revenues under GAAP for accounting purposes (the “BB&T Revenue”). In the event that (i) Parent does not recognize the BB&T Revenue as part of its net revenues for accounting purposes during the period beginning on the date hereof and ending March 31, 2008, then the BB&T Revenue shall not constitute Net Revenues and (ii) Parent does recognize all or part of the BB&T Revenue as part of its net revenues for accounting purposes during the period beginning on the date hereof and ending March 31, 2008, then the BB&T Revenue, to the extent so recognized by Parent, shall constitute Net Revenues.

(b) Additional Payment and Dispute Notice by the Company Recipients. Within forty five (45) days of the First Anniversary Date, Radware shall provide the Sellers Representatives with its calculation of the Additional Payment, the additional amounts that shall be payable to the Key Contributor Plan Participants pursuant to the terms of the Key Contributor Plan (collectively, the “Additional Key Contributor Plan Amount”) and the additional amounts that shall be payable to the Investor Incentive Agreement Recipients pursuant to the terms of the Investor Incentive Agreement (collectively, the “Additional Investor Incentive Agreement Amount”) (the date on which such notice is delivered, the “Notice Date”). Unless both Sellers Representatives deliver a Dispute Notice (a “Timely Dispute Notice”) to Radware on or prior to thirty (30) days following the Notice Date (the “Dispute Notice Date”), the Company Recipients shall be deemed to have accepted and agreed to Radware’s determination of the Additional Payment, the Additional Key Contributor Plan Amount and the Additional Investor Incentive Agreement Amount, if any, that is payable to the Company Recipients, the Key Contributor Plan Participants and the Investor Incentive Agreement Recipients, respectively.

(c) Disputes. If the Sellers Representatives timely provide a Dispute Notice to Radware, the representatives of Radware and both Sellers Representatives shall, within thirty (30) days following the date of the Dispute Notice (the “Earn Out Resolution Period”), attempt in good faith to resolve their differences and any resolution by them that is agreed by the parties in writing shall be final, binding and conclusive. In connection with any such dispute, each party will cooperate with the other party to attempt to resolve such dispute including making available to such other parties personnel, books and records, material and other information reasonably requested for making determinations as to the dispute and related computations. If at the conclusion of the Earn Out Resolution Period there are amounts remaining in dispute, then all amounts remaining in dispute shall be submitted for resolution to a recognizable, reputable and impartial certified public accounting firm that is mutually acceptable to Radware and both Sellers Representatives (the “Neutral Firm”). If Radware and both Sellers Representatives cannot agree upon a Neutral Firm within ten (10) days, a mediator selected by JAMS at the request of the parties shall choose a recognized, reputable, and impartial certified public accounting firm to act as the Neutral Firm. The Neutral Firm shall promptly resolve the amounts remaining in dispute between the parties and shall, within thirty (30) days of its engagement, deliver its determination of the amounts remaining in dispute in writing to Radware and the Sellers Representatives, which determination shall be final, binding and conclusive. The fees and expenses of the Neutral Firm shall be shared by Radware, on the one hand, and the Company Recipients, on the other hand, in inverse proportion to the relative amounts of the disputed amounts determined in favor of Radware, on the one hand, and the Company Recipients, on the other hand, respectively.

(d) Payment of Additional Payment. Within ten (10) days of the final determination of the amounts of the Additional Payment, the Additional Key Contributor Plan Amount and the Additional Investor Incentive Agreement Amount in accordance with this Section 2.08, Radware shall, in reliance on certifications received from all of the Company Recipients, the Key Contributor Plan Participants and the Investor Incentive Agreement Recipients, (i) pay the Company Recipients the Additional Payment pursuant to Section 2.06(f); (ii) pay the Key Contributor Plan Participants the Additional Key Contributor Plan Amount pursuant to Section 2.07(a)(ii); and (iii) pay the Investor Incentive Agreement Recipients the Additional Investor Incentive Agreement Amount pursuant to Section 2.07(b)(ii). Upon payment of these amounts, Radware shall receive a binding acknowledgement executed by each of the Company Recipients, the Key Contributor Plan Participants and the Investor Incentive Agreement Recipients, respectively, acknowledging that they have each received any and all proceeds that they are entitled to pursuant to this Agreement. Notwithstanding the foregoing, in the event that amounts are released from escrow pursuant to Section 2.09(a), an amount equal to the Escrow Release Amount shall be withheld from the Additional Payment until the later of (x) the Escrow Termination Date and (y) if at the Escrow Termination Date there are any then pending and unresolved claims for indemnification under Article VIII, then the final resolution of such claims (to the extent of such claims) and the withheld amounts shall be applied in accordance with Article VIII.

(e) Price Protection. Radware and Parent shall adhere to their ordinary course pricing policies in the sale of any product in the Inflight or Percept Product Line, and will not alter their pricing practices in order to reduce the amount of the Additional Payment due under this Agreement. In addition, Radware and Parent agree that in the event of the sale of any Radware or Parent products bundled with a product in the Inflight or Percept Product Line, the percentage of list price discount applied to the product in the Inflight or Percept Product Line will not exceed the percentage of list price discount applied to the Radware or Parent product.

SECTION 2.09 Escrow Accounts.

(a) At the Effective Time, Radware shall deliver from the Net Aggregate Merger Consideration to the escrow agent (the “Escrow Agent”), (i) under the escrow agreement dated the Closing Date, in substantially the form attached as Exhibit A hereto (the “Escrow Agreement”), the Escrow Amount to be held in an escrow account (the “Escrow Indemnity Account”) in accordance with the terms of the Escrow Agreement. The Escrow Amount will be available to satisfy claims for Losses made by the Radware Indemnitees pursuant and subject to Article VIII hereof. Unless all of the Escrow Amount is released earlier to a Radware Indemnitee pursuant to the Escrow Agreement, the Escrow Amount (or any portion thereof remaining in the Escrow Indemnity Account) will be held by the Escrow Agent until the first anniversary of the Closing Date (the “Escrow Termination Date”). Upon the Escrow Termination Date, Radware shall cause any amount remaining in the Escrow Indemnity Account at such time to be paid to the Company Recipients in accordance with Annex A. Notwithstanding the foregoing,

(x) to the extent that any then pending and unresolved claims for indemnification under Article VIII exist for which Radware has timely provided notice in accordance with Section  8.04(d), the funds reasonably necessary to satisfy such claims will be retained by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claims are resolved in accordance with the terms thereof and the terms of this Agreement; and

(y) (1) on a date that is forty five (45) days following the six (6) month anniversary of the Closing Date, the parties shall release from escrow, for payment in accordance with Annex A, an amount, if any, equal to seventy five percent (75%) of the Additional Payment that is anticipated to be due based on the revenues recognized from the Inflight and Precept Product Lines during the six (6) months following the Closing Date as set forth in the quarterly revenue update delivered by Radware pursuant to Section 9.17 (such amount, if any, the “Interim Escrow Release”) and (2) following the final determination of the Additional Payment pursuant to Section 2.08, the parties shall release from escrow, for payment in accordance with Annex A, an amount, if any, equal to the difference between (i) Additional Payment finally determined to be due pursuant to Section 2.08 and (ii) the Interim Escrow Release (such amount, together with the Interim Escrow Release, the “Escrow Release Amount”); provided in each of the cases of clauses (1) and (2), that there are not outstanding at such time and pending any unresolved claims for indemnification under Article VIII.

(b) On or immediately prior to the Closing Date, the Company shall deliver to Radware a statement of all Transaction Expenses, including final invoices for any hourly or similar unfixed Transaction Expenses being presented by vendors immediately prior to Closing. At or as soon as practicable after the Effective Time, Radware shall pay the Transaction Expenses (the aggregate amount of which shall reduce the Closing Date Purchase Price) to the parties to whom such Transaction Expenses are payable.

SECTION 2.10 Surrender.

(a) Each holder of Notes or shares of Company Common Stock or Company Preferred Stock shall, at Closing, surrender to Radware the Notes or applicable certificate or certificates representing such shares of Company Common Stock or Company Preferred duly endorsed for transfer or accompanied by appropriate undated note powers or stock powers, as the case may be, transferring such securities to Radware.

(b) After the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock outstanding prior to the Effective Time. If, after the Effective Time, certificates representing shares of Company Capital Stock outstanding prior to the Effective Time are presented to the Surviving Corporation, they shall be cancelled and exchanged for the applicable Stockholder Consideration, and in accordance with the procedures set forth in this Agreement.

(c) If any of the Notes or Company Common Stock or Company Preferred Stock certificates shall have been lost, stolen or destroyed, the holder thereof shall deliver in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable portion of such holder’s Net Aggregate Merger Consideration; provided, however, that Radware may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed certificates to deliver a reasonable and customary indemnity as it may reasonably direct against any claim that may be made against Radware or the Company with respect to such certificates alleged to have been lost, stolen or destroyed.

(d) To the extent permitted by applicable Law, none of Radware, Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any holder of Notes, Company Common Stock or Company Preferred Stock for any portion of the Net Aggregate Merger Consideration required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Each of Radware and the Surviving Corporation shall be entitled to deduct and withhold from the portion of the Net Aggregate Merger Consideration otherwise payable to Company Stockholders, Company Noteholders, Investor Incentive Agreement Recipients and Key Contributor Plan Participants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Preferred Stock in respect of which such deduction and withholding was made.

SECTION 2.11 Dissenting Shares. Each Company Stockholder will have waived any appraisal rights under Delaware law in connection with the Merger prior to the Closing Date.

SECTION 2.12 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

SECTION 2.13 Annex A. The hardcopy version of Annex A attached hereto reflects payment of the maximum Additional Payment and no claims against the Escrow Amount. The Company shall attach a sealed envelope to each copy of this Agreement containing the spreadsheets used to generate Annex A (the “Payment Calculator”) and at the appropriate time shall input the actual Additional Payment and the amount released from the escrow to generate a final revised Annex A.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Radware, Parent and Merger Sub as of the date hereof that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company to Radware on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is specifically indicated in such paragraph.

SECTION 3.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own, lease and operate the properties it owns, leases or operates and to carry on its business as it is now being conducted. The Company does not have any subsidiaries. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have, individually or in the aggregate, a Company Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is set forth in Section 3.01 of the Company Disclosure Schedule. The Company does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.

SECTION 3.02 Certificate of Incorporation and By-Laws. The Company has previously furnished to Radware a complete and correct copy of its Amended and Restated Certificate of Incorporation (as amended and restated, the “Company Certificate of Incorporation”) and By-Laws (the “Company By-Laws”), each as amended to date. Such Company Certificate of Incorporation and Company By-Laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or Company By-Laws.

SECTION 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock and 4,275,627 shares of Company Preferred Stock, par value $0.001 per share. As of the date hereof, (i) 1,307,652 shares of Company Common Stock are issued and outstanding, (ii)  938,733 shares of Company Common Stock are reserved for issuance pursuant to outstanding Existing Options, (iii) 100,000 shares of Company Common Stock are reserved for issuance pursuant to outstanding warrants, and (iv) 4,275,627 shares of Company Preferred Stock are issued and outstanding. As of the date hereof, Notes in the aggregate principal amount of $4,125,000 are issued and outstanding. As of the date hereof, there are no other shares of Company Capital Stock issued and outstanding or reserved for future issuance.

All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable. None of the issued and outstanding shares of Company Capital Stock has been issued in violation of the Company Certificate of Incorporation, any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. Except as set forth in the Rights Agreements, this Section 3.03 or Section 3.11 hereof, there are no options, convertible notes, warrants, calls or preemptive rights relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock of, or any securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of, the Company. The Company does not have issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any other entity. Except as set forth in the Rights Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to any Company Capital Stock to which the Company or, to the knowledge of the Company, any other person is a party or by which the Company or any such other person is bound.

(b) Section 3.03(b) of the Company Disclosure Schedule lists (i) all holders of Company Capital Stock as of the date hereof, as well as the number, class and series of shares of Company Capital Stock held by each such holder and (ii) all holders of Notes.

(c) Section 3.03(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or consultant of the Company or other person who holds an Existing Option as of the date hereof, together with the number of shares of Company Common Stock subject to such Existing Option. As of the Closing Date, in accordance with the terms and conditions of the Company Option Plan, all of the Existing Options shall be cancelled and terminated, and be of no further force or effect from and after the Closing.

(d) Except for accrued dividends on the Company Preferred Stock set forth in Section 3.03(d) of the Company Disclosure Schedule, the Company has never declared, nor is there accrued, any dividend or other distribution with respect to any class or series of Company Capital Stock.

(e) Upon payment of the Closing Date Purchase Price as provided for in this Agreement, the Company Stockholders, Company Noteholders and the optionholders of the Company will have no further right or claim against the Company, Radware, Merger Sub or the Surviving Corporation or any of their respective directors, officers, employees, agents or advisors, for any amount owing to such noteholders, stockholders or optionholders (i) in their capacity as noteholders, stockholders and optionholders of the Company, (ii) pursuant to the Company Certificate of Incorporation or Company By-Laws or the Delaware Law, (iii) relating to or in connection with this Agreement, the Merger or the other transactions contemplated hereby or (iv) pursuant to the Key Contributor Plan or the Investor Incentive Agreement, other than the right to receive the Escrow Amount, the Additional Payment, the Additional Key Contributor Amount and the Additional Investor Incentive Amount in accordance with this Agreement.

SECTION 3.04 Authority Relative to this Agreement; Corporate Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements to which it is a party have been or, if executed after the date hereof and at or prior to the Effective Time, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) Necessary Actions; Notice. The Company has taken all necessary steps so that all corporate actions, proceedings, instruments, and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters are reasonably satisfactory to, and has furnished Radware’s counsel with, such certified copies of such corporate actions and proceedings and such other instruments and documents as Radware’s counsel shall have reasonably requested.

(c) The Second Global Amendment to Secured Convertible Promissory Notes, entered into as of April 19, 2007, by and among the Company and the Company Noteholders, has been duly and validly executed and delivered by the parties thereto and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company do not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Company Certificate of Incorporation or Company By-Laws, (ii) conflict with or violate any Law applicable to the Company or by which any of its properties or operations is bound or affected, (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company, or any of its properties, is bound, except, in the cases of clauses (ii) and (iii), as would not have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule (the “Company Required Consents”) the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company do not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not, require the Company to obtain any waiver, consent, approval, authorization or permit of, or make any filing with or notification to, any Governmental Entity or other third party, except (i) the filing of the Certificate of Merger as required by the Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement.

SECTION 3.06 Compliance, Permits.

(a) The Company and its properties and operations, are and since inception have been in compliance with all foreign, federal, state and local statutes, laws, rules, regulations, ordinances, orders, judgments, decrees and other authorizations and approvals of Governmental Entities (collectively, “Laws”), applicable to the Company or by which any of its properties or operations is bound except as would not have a Company Material Adverse Effect. The Company has not received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law.

(b) The Company possesses all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations from Governmental Entities necessary to enable it to continue to own, lease, operate and use its assets and properties and conduct its business as presently conducted (collectively, the “Company Permits”) except as would not have a Company Material Adverse Effect. All of the Company Permits are valid and in full force and effect, and the Company has no reason to believe that any Governmental Entity will revoke, cancel, rescind, refuse to renew in the ordinary course or modify any of the Company Permits, nor is any proceeding pending for any such purpose except as would not have a Company Material Adverse Effect. The Company is in compliance in all material respects with the terms of the Company Permits and with all material requirements, standards and procedures of the Governmental Entities that issued them, and with any limitation on any Company Permit.

SECTION 3.07 Financial Statements. Attached as Section 3.07 of the Company Disclosure Schedule are (i) the unaudited consolidated balance sheet of the Company as of March 31, 2007 (the “Unaudited Balance Sheet”) and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the ten (10) months then ended (the “Interim Financial Statements”), and (ii) the audited consolidated balance sheet of the Company as of May 31, 2006 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the year then ended, accompanied by the report of the Company’s independent public accountants thereon (the “Audited Financial Statements” and, together with the Interim Financial Statements, the “Financial Statements”). Each of the Financial Statements (including, in each case, the related notes thereto) was prepared in accordance with the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and is true and correct, and each fairly presents in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the Interim Financial Statements are subject to normal and recurring year-end adjustments which will not be material in amount and such Interim Financial Statements and may not contain all notes required by GAAP.

SECTION 3.08 Absence of Certain Changes or Events. Since the date of the Unaudited Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice and there has not been: (i) any Company Material Adverse Effect; (ii) any damage to, destruction or loss of any material assets of the Company (whether or not covered by insurance); (iii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable, other than, in each case, in the ordinary course of business; (iv) any transaction, commitment, contract or agreement entered into by the Company requiring the Company to pay, or any relinquishment by the Company of any contract or other right, in any case having a value of or involving aggregate payments or value in excess of Twenty Five Thousand Dollars ($25,000) other than in the ordinary course of business; (v) any material adverse change in any customer, supplier, licensee or licensor relationship, including any cancellation, termination or adverse modification or, threatened cancellation, termination or adverse modification of any such relationship; or (vi) any grant of any severance or termination pay to any Company employee or consultant or any increase in the rate or terms of compensation payable or to become payable by the Company to any of its employees or consultants or any increase in the rate or terms of any bonus, pension or other employee benefit plan covering any of the Company’s employees (including any new or amended employment, consulting or other compensation agreement).

SECTION 3.09 No Undisclosed Liabilities. The Company does not have any liabilities (absolute, accrued, contingent or otherwise) whether or not required to be disclosed in the Financial Statements, except liabilities (i) provided for in the Unaudited Balance Sheet, (ii) incurred in the ordinary course of business and consistent with past practice and that could not reasonably be expected to have a Company Material Adverse Effect, or (iii) set forth in Section 3.09 of the Company Disclosure Schedule.

SECTION 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties of the Company, or, to the knowledge of the Company, against any officers, directors or employees of the Company in their capacity as such, before any arbitrator or arbitral forum or tribunal or Governmental Entity. None of the Company, any of its properties or, to the knowledge of the Company, any of the Company’s officers, directors or employees in their capacity as such is subject or party to any judgment, order, decree or other direction of, or stipulation with, any Governmental Entity.

SECTION 3.11 Employee Benefit Plans; Employment Agreements.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition and other plans, agreements, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured, domestic or foreign) (1) established, maintained, sponsored or contributed to (or with respect to which there is any obligation to contribute) by the Company or any entity that would be deemed a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) or on behalf of any employee, officer, director, consultant or stockholder of the Company (whether current, former or retired) or their beneficiaries or (2) with respect to which the Company or any ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, consultant, stockholder or beneficiary (each a “Company Plan” and, collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has delivered to Radware true, accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto or a written summary of all material plan terms in the case of an unwritten plan, (ii) to the extent applicable, any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iii) the summary plan description, employee handbooks and similar employee communications, (iv) to the extent applicable, the most recent determination letter from the IRS and any related correspondence, and any pending request for such determination, (v) to the extent applicable, the three most recently filed Forms 5500, with schedules attached.

(c) No Company Plan (i) is subject to, and no circumstances exist under which the Company could have any material liability under, Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (ii) that is a welfare plan is funded through a “welfare benefit fund” within the meaning of Section 419 of the Code; (iii) provides or promises welfare benefits after the termination of employment or other service, except as required by applicable Law; (iv) is funded through a trust intended to meet the requirements of Section 501(c)(9) of the Code; (v) is subject to the laws of a jurisdiction outside of the United States; or (vi) is a nonqualified employee pension benefit plan, deferred compensation plan or excess benefit plan.

(d) (i) Each Company Plan intended to qualify under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the United States Internal Revenue Service (the “IRS”) or is in a prototype or voluntarily submitted plan form that has been pre-approved by the IRS and that covers all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 and nothing has occurred or, to the knowledge of the Company, is expected to occur through the date of the Effective Time that could cause the loss of such qualification or the imposition of any material penalty or material tax liability; (ii) all payments required to be made with respect to a Company Plan, whether under the terms of such plan, a collective bargaining agreement, insurance policy, other agreement, or by law, have been made on or before the applicable due date or have been provided for by the Company in accordance with the provisions of such Company Plan, applicable Law and GAAP; (iii) no claim, lawsuit, arbitration or other action has been asserted, instituted or, to the knowledge of the Company, is threatened or anticipated against any Company Plan (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any Company Plan; (iv) each Company Plan complies in all material respects with and has been maintained and operated, in all material respects, in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code; (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to a Company Plan; (vi) no Company Plan is under, and the Company has not received any notice of, an audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty; and (vii) with respect to each Company Plan that is funded wholly or partially through an insurance policy, neither the Company nor any ERISA Affiliate has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time.

(e) Neither the Company, nor any director, officer or employee of the Company (including any ERISA Affiliate thereof) has made any promise or commitment, whether or not legally binding, to create any new Company Plan, or to modify or amend any existing Company Plan. No event, condition or circumstance exists (or will exist following and as a result of the consummation of the transactions contemplated hereby) that (i) would reasonably be expected to result in a material increase of the benefits provided under any Company Plan or the expense of maintaining any Company Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Effective Time or (ii) would limit the right of the Company to amend, merge or terminate any Company Plan or its related trust.

(f) The Company does not have, and no circumstances exist under which the Company would reasonably be expected to have, any liability for the misclassification of employees as independent contractors, leased employees or otherwise, or vice versa.

(g) Except as set forth on Section 3.12(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event, will not give rise to any liability under any Company Plan, including, without limitation, liability for severance or termination pay, unemployment compensation or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company (whether current, former or retired) or their beneficiaries, except that vesting of certain of the Existing Options may be accelerated.

SECTION 3.12 Employees; Labor Matters.

(a) No employee or former employee of the Company is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation).

(b) There are no labor disputes, including, without limitation, charges of unfair labor practices within the meaning of the National Labor Relations Act, pending or, to the knowledge of the Company, threatened against the Company. The Company has and is not knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently a party to, bound by, or in the process of negotiating any collective bargaining agreement or union contract. No organizing activities are presently being made or, to the knowledge of the Company, are anticipated by or on behalf of any labor union with respect to any employees of the Company. There are no strikes, slowdowns, work stoppages, picketing or lockouts pending or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company, and there have been no such strikes, slowdowns, work stoppages, picketing or lockouts within the past two (2) years. The Company is in material compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours and the Worker Adjustment and Retraining Notification Act. There has been no harassment, discrimination, retaliatory act or similar claim against any officer, director or employee of the Company at any time during the past two (2) years.

SECTION 3.13 Restrictions on Business Activities. Other than this Agreement, there is no non-competition or similar agreement, commitment, judgment, injunction, order or decree binding upon the Company which has the effect of prohibiting or impairing any business operations of the Company as currently conducted. The Company has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers, in any geographic area, during any period of time or any segment of the market or line of business.

SECTION 3.14 Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed on or before the date hereof by, or with respect to, the Company have been filed when due. All such Tax Returns were prepared in compliance with all applicable laws and regulations and accurately reflect in all material respects the Taxes due with respect to such Tax Returns. All Taxes (whether or not shown on any Tax Return) owed by, or with respect to, the Company on or before the date hereof, have been timely paid, except those, if any, which are presently being contested in good faith (which are set forth on Section 3.14 of the Company Disclosure Schedule) and for which exist adequate Tax Reserves. The Company has provided to Radware, for the last three (3) taxable years, copies of all income or franchise Tax Returns, including amendments thereto, of the Company. The Company also has provided to Radware copies of all examination reports and statements of deficiencies assessed with respect to the Company for the last three (3) taxable years.

(b) No Tax Proceeding is currently being conducted with respect to the Company, no issues that had been raised in writing by a Tax Authority are pending, no information related to Tax matters has been requested of the Company by any Tax Authority that the Company has failed to provide and the Company has not received notification from any Tax Authority that it intends to commence a Tax Proceeding with respect to the Company. All deficiencies asserted or assessments made as a result of any Tax Proceeding have been paid in full. Any adjustment of Taxes of the Company made by the Internal Revenue Service in any Tax Proceeding, which adjustment is required to be reported to the appropriate state, local or foreign Tax Authority, has been so reported.

(c) There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Company. There are no liens other than liens for Taxes not yet due and payable.

(d) No claim has been made in writing by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) The Company is not a party to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes.

(f) The Company is not a party to any arrangement that would result in the payment of any “excess parachute payment”, as defined in Section 280G of the Code (determined without regard to subsection (b)(4)(B) thereof).

(g) The Company is not a party to, is not bound by, and does not have any obligation under any Tax sharing or Tax indemnification agreement, provision or arrangement, whether formal or informal. No power of attorney, which is currently in effect, has been granted with respect to any matter relating to Taxes of the Company.

(h) The Company is not required to include any adjustment in taxable income under Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of any change in method of accounting or otherwise. No application is pending with respect to the Company with any Tax Authority requesting permission for any change in accounting method.

(i) All Taxes the Company is or was obligated to withhold from amounts owing or paid to any past or present employee, shareholder, creditor or other party have been withheld and remitted to the appropriate Tax Authority within the time required by law.

(j) The amount of Taxes (excluding any provision for deferred Taxes) reflected as a liability on the Unaudited Balance Sheet is a full and adequate reflection of the amount of accrued and unpaid Taxes with respect to the Company for all periods through the date of the Unaudited Balance Sheet for which Tax Returns have not been filed and, since the date of the Unaudited Balance Sheet, the Company has not incurred or accrued any liability for Taxes of any nature (matured, unmatured, fixed or contingent) except for those Taxes incurred or accrued in the ordinary course of business of the Company.

(k) There are no Tax rulings specifying the Company, requests for rulings or closing agreements relating to the Company which could affect the Company’s liability for Taxes after the Closing Date.

(l) The Company does not own any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

(m) Section 3.14(m) of the Company Disclosure Schedule sets forth a list of all jurisdictions to which any Tax is properly payable by, or with respect to, the Company.

(n) The Company does not have any corporate acquisition indebtedness as described in Section 279 of the Code.

(o) The Company has not engaged in any “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

SECTION 3.15 Environmental Matters. Except as set forth in Section 3.15 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) The operations of the Company have been and are currently being conducted in compliance in all material respects with all applicable Environmental Laws, and the Company is not aware of the existence of any condition or event that would give rise to material liability on the part of the Company under applicable Environmental Laws.

(b) The Company has not contractually, by operation of law or otherwise, assumed or succeeded to any material Environmental Liabilities of any predecessors or any other person or entity.

(c) The Company has not received any written notice from any Governmental Entity or third party asserting any liability under or violation of any Environmental Laws that remains outstanding or unresolved.

SECTION 3.16 Brokers. Other than the amount set forth on Annex A as part of the Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.17 Intellectual Property.

(a) “Intellectual Property” means all intellectual property owned, used or licensed (as licensor or licensee) by the Company, including:

(i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (“Copyrights”);

(ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent (“Patents”);

(iii) all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (“Trademarks”);

(iv) all domain name registrations (“Domain Names”);

(v) any formula, design, device, database or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing (“Trade Secrets”);

(vi) novel devices, processes, compositions of matter, methods, techniques, know how, discoveries and apparatuses or machines, whether or not patentable (“Inventions”);

(vii) (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) (“Software”);

(viii) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and

(ix) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

(b) Section 3.17(b) of the Company Disclosure Schedule lists (i) all issued Patents, and all pending applications for Patents, owned by the Company; (ii) all registered Trademarks, and all pending applications for Trademarks, owned by the Company; (iii) all registered Copyrights, and all pending applications for Copyrights, owned by the Company; and (iv) all Domain Names owned by the Company.

(c) Section 3.17(c) of the Company Disclosure Schedule lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property of the Company including (i) licenses by the Company to any person of any Intellectual Property; and (ii) all licenses by any other person to the Company of any Intellectual Property (except with respect to generally available “off-the-shelf” software) (each a “License”). Except as set forth in Section 3.17(c) of the Company Disclosure Schedule (i) with respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by the Company, or to the knowledge of the Company, the other party thereto, (ii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any License and (iii) each License is valid, subsisting, in full force and effect and binding upon the Company and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, the Company has good and valid title to, or otherwise possesses the rights to use, all Intellectual Property necessary to permit the Company to conduct the business and operations of the Company from and after the Closing Date, in the same manner as it is being conducted as of the date hereof, and to the knowledge of the Company, as currently contemplated to be conducted by the Company. Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, neither the consummation of the transactions contemplated by this Agreement nor the Company’s performance hereunder will result in the termination or forfeiture of the Company’s rights in such Intellectual Property or the Licenses. All officers, employees and contractors of the Company who have created Intellectual Property that is owned by the Company, have executed an agreement under which all rights, title and ownership in and to such Intellectual Property have been assigned to the Company.

(e) Except as disclosed in Section 3.17(e) of the Company Disclosure Schedule, to the knowledge of the Company, the Company has not infringed upon, misappropriated or misused any intellectual property rights of another person or entity. Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, the Company has not received notice of any alleged infringement, misappropriation or misuse by the Company of the intellectual property rights of another person or entity. Except as disclosed in Section 3.17(e) of the Company Disclosure Schedule, there are no pending, and to the knowledge of the Company, threatened claims or proceedings contesting or challenging the Company’s Intellectual Property, or the Company’s use of the Intellectual Property owned by another person or entity. To the knowledge of the Company, no third party, including any current or former employee or contractor of the Company, is infringing upon, misappropriating, or otherwise violating the Company’s rights to the Intellectual Property owned by the Company.

(f) Patents. Except as set forth on Section 3.17(f) of the Company Disclosure Schedule:

(i) All of the issued Patents and pending applications for Patents of the Company are currently in compliance in all material respects with all legal requirements (including payment of filing, examination, and maintenance fees).

(ii) No Patent of the Company has been or is now involved in any infringement, interference, reissue or reexamination proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Patents of the Company.

(g) Trademarks.

(i) All registered Trademarks, and pending applications for Trademarks with the United States Patent and Trademark Office (“PTO”) or any other country’s trademark office, of the Company are currently in compliance in all material respects with all legal requirements (including the filing of affidavits of use and renewal applications as applicable).

(ii) No Trademark of the Company has been or is now involved in any opposition, infringement, dilution, unfair competition or cancellation proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Trademarks of the Company.

(h) Copyrights.

(i) All registered Copyrights and pending applications for Copyrights of the Company are currently in compliance in all material respects with all legal requirements.

(ii) No Copyright of the Company has been or is now the subject of any invalidation or infringement Proceeding and, to the knowledge of the Company, no such action is threatened with respect to any Copyright of the Company.

(i) Domain Names.

(i) All registered Domain Names of the Company are currently in compliance in all material respects with all legal requirements.

(ii) No Domain Name of the Company has been or is now the subject of any dispute resolution or infringement Proceeding and, to the knowledge of the Company, no such action is threatened with respect to any Domain Name of the Company.

(j) Section 3.17(j) of the Company Disclosure Schedule lists all products distributed or sold by the Company.

(k) The Company has taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property owned by the Company and to maintain in confidence all Trade Secrets owned or used by the Company. To the knowledge of the Company, no Trade Secret of the Company has been disclosed or authorized to be disclosed to any person, including any employee, agent, contractor, or other entity, other than pursuant to a non-disclosure agreement or other conditional obligation that protects the Company’s proprietary interests in and to such Trade Secrets.

(l) Section 3.17(l) of the Company Disclosure Schedule contains a true and complete list of all of the (i) Software owned by the Company that is included, embedded or incorporated in or developed for inclusion in the Company’s products or websites, or used in the delivery of the Company’s services (the “Company Software”) and (ii) third-party Software that is licensed to the Company and is included, embedded or incorporated in or developed for inclusion in the Company’s products or websites, or used in the delivery of the Company’s services (except with respect to generally available “off-the-shelf” software) (the “Third-Party Software”). The Company owns full and unencumbered right and good, valid and marketable title to the Company Software and has valid licenses to use the Third-Party Software, and the Company Software is owned by the Company free and clear of any and all Encumbrances. Except as identified in Section 3.17(l) of the Company Disclosure Schedule, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated in the Company Software Programs.

(m) The Company employs commercially reasonable measures to ensure that the Company Software contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to wrongfully disrupt, disable or harm in any manner the operation of any software or hardware.

(n) The Intellectual Property owned by the Company (and, to the knowledge of the Company, the Intellectual Property of third parties licensed to the Company), is free and clear of any and all Encumbrances.

(o) Section 3.17(o) of the Company Disclosure Schedule sets forth all agreements by which the Company is obligated to make to third parties any payments related to Intellectual Property.

(p) Other than as set forth in Section 3.17(p) of the Company Disclosure Schedule, to the knowledge of Company, there has been no breach of security involving any the Company websites or information assets. All data which has been collected, stored, maintained or otherwise used by the Company has been, to the knowledge of the Company, collected, stored, maintained and used in accordance with all applicable U.S. and foreign laws, rules, regulations, guidelines and industry standards. The Company has not received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards.

SECTION 3.18 Material Contracts. Section 3.18 of the Company Disclosure Schedule contains a list of each of the following contracts (or, in the case of oral contracts, summaries thereof) to which the Company is a party or by which the Company, or any of the Company’s assets or properties, is bound or subject (collectively, the “Material Contracts”):

(a) any agreement or series of related agreements requiring aggregate payments by or to the Company of more than Fifty Thousand Dollars ($50,000) per year;

(b) any agreement with or for the benefit of any current or former officer or director, holder of any security, employee or consultant of the Company under which the Company has any obligations as of the date hereof and that (i) involves the making of payments exceeding Fifty Thousand Dollars ($50,000) in any year, other than regular salary and bonus amounts, (ii) contains non-competition provisions imposing restrictions on the Company or a senior executive officer or key employee of the Company (other than those in favor of the Company), or (iii) involves any severance or termination payments or other similar obligation;

(c) any agreement with any labor union or association representing any employee of the Company;

(d) any agreement for the sale of any of the assets, properties or securities of the Company other than in the ordinary course of business or for the grant to any person of any option, right of first refusal or preferential or similar right to purchase any such assets, properties or securities (other than the Rights Agreements);

(e) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of Fifty Thousand Dollars ($50,000), other than the security agreement relating to the Notes;

(f) any agreement, note or other document relating to or evidencing outstanding indebtedness of the Company for borrowed money (including capitalized lease obligations) in excess of Fifty Thousand Dollars ($50,000), other than the Notes;

(g) any phantom stock plan or bonus, incentive or similar agreement, arrangement or understanding, other than the Key Contributor Plan and the Investor Incentive Agreement;

(h) any agreement involving the assignment, transfer, license (whether as licensee or licensor), pledge or Encumbrance of any Intellectual Property owned or used by the Company, except for any generally available “off-the-shelf” Software, other than the security agreement relating to the Notes;

(i) any distribution or sales representative agreement or agreement appointing any agent; and

(j) any other agreement that is material to the business, operations or financial condition of the Company.

True and complete copies of all Material Contracts (and all amendments, waivers or other modifications thereto) have been furnished or made available to Radware. Each Material Contract is valid, subsisting, in full force and effect and binding upon the Company and, to the knowledge of the Company, the other parties thereto in accordance with its terms. The Company is not in default (and, to the knowledge of the Company, no condition exists that, with notice or lapse of time or both, would constitute a default by the Company) under any Material Contract, which default would give the other party the right to terminate or modify such Material Contract or would accelerate any obligation or payment by the Company, nor, to the knowledge of the Company, is any other party to any Material Contract in default thereunder (or, does any condition exist that, with notice or lapse of time or both, would constitute a default by any such party). None of the Material Contracts is currently being renegotiated. The validity, continuation and effectiveness of each of the Material Contracts will not be materially adversely affected solely as a result of the transactions contemplated by this Agreement. To the knowledge of the Company, no party to any of the Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract. Notwithstanding anything in this Agreement to the contrary, each party acknowledges and agrees that the consent set forth on Schedule 3.05(a) will not be obtained, and that the Company is not making any representation in relation to the requirement of such consent.

SECTION 3.19 Title to Properties; Absence of Encumbrances. The Company has good and valid title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind (whether real or personal, tangible or intangible) used or held for use in its business, including, without limitation, all properties and assets that are shown on the Unaudited Balance Sheet (except for assets sold in the ordinary course of business since the date of such Unaudited Balance Sheet), which represent all such property and assets that are used in the conduct of its businesses as presently conducted, in each case free and clear of any and all Encumbrances, except (i)  for those securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA), (ii) such imperfections in title, liens and easements as do not detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise impair business operations involving such properties, and (iii) Encumbrances securing any debt which is reflected in the Financial Statements (encumbrances in clauses (i) - (iii) being “Permitted Encumbrances”).

SECTION 3.20 Real Property. Section 3.20 of the Company Disclosure Schedule contains a complete and correct list of all real property (including buildings and structures) leased or subleased by the Company and all interests therein (including a street address). The Company does not own and has never owned any real property. No condemnation or other proceeding is pending or, to the knowledge of the Company, threatened which would affect the use of any such property by the Company. The Company enjoys peaceful and undisturbed possession under all real property leases under which it is operating in accordance with the terms of such leases, and all rents and additional rents due to date from the Company under such leases have been paid in full.

SECTION 3.21 Transactions with Affiliates; Management Relationships.

(a) The Company has not, directly or indirectly, engaged in any continuing transactions or financial or commercial arrangements (i) with any stockholder of the Company, other than as a board member or pursuant to the Company’s financing activities or (ii) (except for employment arrangements with its employees) with any officer or director or, to the knowledge of the Company, with any of their respective affiliates or relatives (each a “Related Party”). Except for (i) employment arrangements with its employees, (ii) the Company Certificate of Incorporation, (iii) the Company By-Laws, (iv) applicable Law, (v) the agreements evidencing Existing Options and (vi) the Key Contributor Plan and the Investor Incentive Agreement, the Company does not have any obligation to or claim against any Related Party, and no Related Party has any obligation to or claim against the Company.

(b) No executive officer or director of the Company owns any interest in any property or assets of the Company (except as a stockholder of the Company) and, to the knowledge of the Company, no executive officer of the Company owns any interest in (i) any current competitor, customer or supplier of the Company or (ii) any person that is currently a party to any material contract or agreement with the Company, other than holdings of less than 1% of a class of a company’s publicly traded securities.

SECTION 3.22 Insurance. Section 3.22 of the Company Disclosure Schedule lists all insurance policies owned or held by the Company on the date hereof. The insurance coverage afforded by such policies is customary and adequate for companies in similar lines of business, similarly situated. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation or termination has been received with respect to any such policy and no claim is currently pending under any such policy involving an amount in excess of Twenty Thousand Dollars ($20,000).

SECTION 3.23 Books and Records.

(a) The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices.

(b) The minute books of the Company, which have been previously provided to Radware, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors of the Company through the date of this Agreement.
SECTION 3.24 Intentionally Omitted.

SECTION 3.25 Employee Conflicts. To the knowledge of the Company, no employee of the Company is in violation of any term of any employment contract, inventions disclosure agreement, confidentiality agreement, non-competition agreement or restrictive covenant to or with a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or relating to the use of trade secrets or proprietary information of others.

SECTION 3.26 Certain Business Practices. The Company has not (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments related to a political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

SECTION 3.27 Bank Accounts. Section 3.27 of the Company Disclosure Schedule sets forth a complete and correct list of each bank in which the Company has an account or safe deposit or lockbox, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

SECTION 3.28 No Required Disclosure. The Company is not required to disclose the existence of this Agreement, the terms hereof, or the transactions contemplated hereby, to any person (other than to its directors, officers, employees, any Company Recipient or any holder of Existing Options).

SECTION 3.29 Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.30 Key Contributor Plan and Investor Incentive Agreement.

(a) Key Contributor Plan. On the Closing Date, pursuant to the Key Contributor Plan, the amounts set forth opposite each Key Contributor Plan Participant’s name on Annex A hereto are the amounts owing and payable to the Key Contributor Plan Participants and no other amounts are owed to any other parties pursuant to the Key Contributor Plan as a result of the transactions contemplated hereby other than as described in Sections 2.07(a)(ii) and 2.08(b), if applicable.

(b) Investor Incentive Agreement. On the Closing Date, pursuant to the Investor Incentive Agreement, the amounts set forth opposite each Investor Incentive Agreement Recipient’s name on Annex A hereto are the amounts owing and payable to the Investor Incentive Agreement Recipients and no other amounts are owed to any other parties pursuant to the Investor Incentive Agreement as a result of the transactions contemplated hereby, other than as described in Section 2.07(b)(ii) and 2.08(b), if applicable.

SECTION 3.31 Disclosure. No representation or warranty by the Company herein, the Company Disclosure Schedule, nor any certificate or exhibit furnished pursuant to this Agreement or in connection with the transactions contemplated herein, contains any untrue statement of a material fact, or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY RECIPIENTS

Each Company Recipient hereby represents and warrants to Radware, Parent and Merger Sub on the date hereof, with respect only to himself, herself or itself and the Company securities held by him, her or it, as follows (and the Company hereby represents and warrants to Radware, Parent and Merger Sub on the date hereof with respect to Section 4.02 as it relates to the Company Stockholders set forth on Schedule 4.02):

SECTION 4.01 Title to Notes and Shares. Each Company Stockholder and Company Noteholder represents that he, she or it owns the Notes and/or number of shares of Company Capital Stock set forth opposite his, her or its name on Section 3.03(b) of the Company Disclosure Schedule, free and clear of any and all Encumbrances other than the Registration Rights Agreement dated March 24, 2004, as amended (the “Registration Rights Agreement”) and the Investors Rights Agreement dated March 24, 2004, as amended (the “Investors Rights Agreement” and with the Registration Rights Agreement the “Rights Agreements”). Upon consummation of the Closing, in accordance with the terms set forth in this Agreement, Radware shall acquire good, valid and marketable title to the Notes and Company Capital Stock being sold by each Company Noteholder and Company Stockholder hereunder, as the case may be, free and clear of any liens or restrictions on transfer and free and clear of any Encumbrances, other than the Rights Agreements.

SECTION 4.02 Authority Relative to this Agreement; Action. Each Company Stockholder and Company Noteholder has all necessary power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each Company Stockholder and Company Noteholder and the consummation by each Company Stockholder and Company Noteholder of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of each Company Stockholder and Company Noteholder. This Agreement, Ancillary Agreements to which each Company Stockholder and Company Noteholder is a party have been duly and validly executed and delivered by each Company Stockholder and Company Noteholder and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements to which it is a party have been or, if executed after the date hereof and at or prior to the Effective Time, will constitute, legal, valid and binding obligations of each Company Stockholder and Company Noteholder, enforceable against each Company Stockholder and Company Noteholder in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

SECTION 4.03 No Conflict; Required Filings and Consents. (a) Each Company Recipient acknowledges that: The execution and delivery of this Agreement and the Ancillary Agreements to which such Company Recipient is a party by such Company Recipient and the consummation by such Company Recipient of the transactions contemplated hereby and thereby will not (i) conflict with or violate any Law applicable to such Company Recipient or by which any of its respective properties or operations are bound or affected or (ii) conflict with, result in any material breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which its properties, is bound.

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which such Company Stockholder is a party by such Company Stockholder do not, and the performance of this Agreement and such Ancillary Agreements and the consummation of the transaction contemplated hereby and thereby, will not, require such Company Stockholder to obtain any waiver, consent, approval, authorization or permit of, or make any filing with or notification to, any Governmental Entity or other third party, except the filing of the Certificate of Merger as required by the Delaware Law.
SECTION 4.04 Legal Proceedings. There is no pending Proceeding against such Company Recipient that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, the Merger or any of the other transactions contemplated hereby and, to the knowledge of such Company Recipient, no such Proceeding has been threatened. To the knowledge of such Company Recipient, no event or circumstance exists that would give rise to or serve as a basis for the commencement of any such Proceeding.

SECTION 4.05 Brokers. Other than the amount set forth on Annex A as part of the Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Company Recipient.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF RADWARE, MERGER SUB AND PARENT

Radware, Merger Sub and Parent represent and warrant to the Company as of the date hereof that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by Radware to the Company on the date hereof (the “Radware Disclosure Schedule”). The Radware Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article V and the disclosure in any paragraph shall qualify other paragraphs in this Article V only to the extent that it is specifically indicated in such paragraph.

SECTION 5.01 Organization and Qualification. Each of Radware, Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each of Radware, Parent and Merger Sub has the requisite corporate power and authority necessary to own, lease and operate the properties it owns, leases or operates and to carry on its business as it is now being conducted.

SECTION 5.02 Authority Relative to this Agreement. Each of Radware, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Radware, Parent and Merger Sub and the consummation by Radware, Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Radware, Parent and Merger Sub, as the case may be, and no other corporate or stockholder proceedings on the part of Radware, Parent or Merger Sub are necessary to authorize this Agreement or any of the Ancillary Agreements to which it is a party or to consummate the transactions so contemplated. This Agreement has been, and the Ancillary Agreements to which it is a party have been or, if executed after the date hereof, will be, duly and validly executed and delivered by Radware, Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements have been or, if executed after the date hereof and prior to the Effective Time, will constitute, legal, valid and binding obligations of Radware, Parent and Merger Sub, enforceable against Radware, Parent and Merger Sub in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

SECTION 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Radware, Parent and Merger Sub do not, and the performance of this Agreement and the Ancillary Agreements by Radware, Parent and Merger Sub and the consummation by Radware, Parent and Merger Sub of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the organizational documents of Radware, Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Radware, Parent or Merger Sub or by which any of their respective properties is bound or affected or (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Radware’s, Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Radware, Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Radware, Parent or Merger Sub is a party or by which Radware, Parent or Merger Sub or any of their respective properties is bound or affected except, in the case of clauses (ii) and (iii), for such conflicts, breaches, violations, defaults, impairments or alterations that would not prevent or delay consummation of the Merger, or otherwise prevent or delay Radware, Parent or Merger Sub from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement and the Ancillary Agreements by Radware, Parent and Merger Sub, as applicable, do not, and the performance of this Agreement and the Ancillary Agreements by Radware, Parent and Merger Sub, as applicable, and the consummation by Radware, Parent and Merger Sub of the transactions contemplated hereby and thereby, as applicable, will not, require any waiver, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for the filing of the Certificate of Merger as required by the Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay Radware, Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 5.04 Financial Ability. Radware or Parent has sufficient cash available to enable it to pay the Closing Date Purchase Price at the Closing and to satisfy its other obligations hereunder. Since the date of Parent’s most recent public filing with the United States Securities and Exchange Commission containing financial statements, there has occurred no event likely to have a material adverse effect on Radware’s or Parent’s ability to pay the Additional Amount and fulfill its obligations under this Agreement.

SECTION 5.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Radware, Parent or Merger Sub.

SECTION 5.06 Restrictions on Business Activities. There is no non-competition or similar agreement, commitment, judgment, injunction, order or decree binding upon Radware or Parent which has the effect of prohibiting or impairing Radware or Parent from carrying out the business operations of the Company as currently conducted, including the marketing and sale of the Inflight and Percept Product Line. Neither Radware nor Parent has entered into any agreement under which it is restricted from selling, licensing or otherwise distributing the Inflight and Percept Product Line, or providing related services to, customers or potential customers, in any geographic area, during any period of time or any segment of the market or line of business.

ARTICLE VI
COVENANTS OF THE COMPANY

SECTION 6.01 Confidentiality. The Company Recipients shall, and the Company Recipients shall cause their directors, officers, employees, agents, consultants and/or representatives to, maintain the Confidential Information in confidence using at least the same degree of care as it employs with respect to its own proprietary and confidential information, but in all events at least a reasonable degree of care. “Confidential Information” shall mean all trade secrets, know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, source code, algorithms, architecture, structure, display screens and development tools, data, plans and drawings and blue prints, whether tangible or intangible and whether or how stored, compiled, or memorialized physically, electronically, photographically, or otherwise, owned, used or licensed by Radware or Parent as licensee or licensor and that have been used or are used in or are material to the conduct of Radware’s or Parent’s business shall constitute Confidential Information.

SECTION 6.02 Public Announcements. The parties agree that any press release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be only as agreed upon in advance by Radware and the Company.

ARTICLE VII
CLOSING DELIVERIES

SECTION 7.01 Closing Deliveries for the Company and the Company Recipients. The obligations of Radware and Merger Sub to effect the Merger are subject to satisfaction of the following conditions, any of which may be waived by Radware in writing:

(a) All directors of the Company whom Radware has requested in writing not less than five (5) days prior to the scheduled Closing Date to resign shall have resigned or otherwise been removed from office.

(b) Company Required Consents listed on Schedule 7.01 (and, in any event, all consents, approvals or clearances from Governmental Entities) shall have been obtained or made in a form and manner reasonably acceptable to Radware.

(c) The Company, the Company Recipients and the Seller Representatives shall have executed and delivered the Escrow Agreement, in substantially the form attached as Exhibit A hereto.

(d) Radware shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company, which shall certify that the allocation of the Net Aggregate Merger Consideration among the Company Noteholders and Company Stockholders set forth thereon is accurate and shall constitute the Net Aggregate Merger Consideration issuable to the Company Noteholders and Company Stockholders in exchange for the Notes and Company Capital Stock, pursuant to this Agreement (including Annex A hereto). The information and the calculations set forth in such certificate shall be binding on the Company Noteholders and Company Stockholders and Radware shall have the right to rely on such information and calculations.

(e) Pay-off letters evidencing either receipt in full of the Transaction Expenses or indicating the amount required to be paid in order to satisfy in full the Transaction Expenses shall have been executed and delivered by each party receiving any portion of the Transaction Expenses.

(f) Radware shall have received a certificate of the Secretary of the Company dated as of the Closing Date in form and substance reasonably satisfactory to Radware attesting to the incumbency of the officers of the Company executing the Agreement or any Ancillary Agreements to which the Company is a party and certifying as to the following: (i) a true and correct copy of the Certificate of Incorporation of the Company in effect as of the Closing, certified by the Secretary of State of the State of Delaware, (ii) a true and correct copy of the By-Laws of the Company in effect as of the Closing, (iii) a true and correct copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby, including the termination or cancellation of Existing Options, and (iv) this Agreement shall have been duly approved by the requisite vote or consent of the holders of Company Capital Stock in accordance with the Delaware Law.

(g) The Company shall have delivered to Radware a certificate of good standing of the Company from the State of Delaware dated no more than five (5) business days prior to the Closing Date.

(h) The Company shall have delivered to Radware an opinion of Wyrick Robbins Yates & Ponton, LLP, dated the date hereof and addressed to Radware, in substantially the form attached as Exhibit B hereto.

(i) This Agreement shall have been duly approved by the requisite vote or consent of the holders of Company Capital Stock in accordance with the Delaware Law.

(j) The Company shall have delivered a certificate, executed by the Chief Financial Officer of the Company, certifying that, in accordance with the terms of the Company Option Plan, each of the Existing Options that has not been exercised prior to the Effective Time have been cancelled and terminated, and are of no further force or effect from and after the Closing.

(k) Radware shall have received a certificate executed by the Company acknowledging that each of the Key Contributor Plan Participants and the Investor Incentive Agreement Recipients have received any and all proceeds that they are entitled to as of the Closing Date pursuant to the Key Contributor Plan and the Investor Incentive Agreement, respectively.

(l) Radware shall have received a certificate, in the form and manner that complies with all of the requirements of Treasury Regulation Section 1.1445-2(c)(3) that its capital stock is not a U.S. real property interest.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.01 General Indemnification of Radware. Subject to Section 8.04, Radware, Parent, Merger Sub, the Surviving Corporation and their respective officers, directors, stockholders, partners, employees, agents and affiliates and their heirs, successors and assigns (collectively, the “Radware Indemnitees”) shall be indemnified, defended and held harmless by the Company Recipients (severally and not jointly as more fully set forth below) from and against any and all liabilities, obligations, losses, assessments, damages, deficiencies, demands, claims, actions, causes of action, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys’ fees and expenses and any reasonable amounts paid in investigation, defense or settlement of any of the foregoing) of any kind, manner or nature whatsoever, whether or not arising out of third-party claims or claims by one or more parties hereto against any other party(ies) hereto (collectively, “Losses”), if, as and when incurred by the Radware Indemnitees, based upon, arising out of or otherwise in respect of:

(a) any misrepresentation or breach of warranty by the Company or any Company Recipient contained herein, in any Ancillary Agreement or in any document or agreement delivered pursuant hereto or thereto or any claim by a third party which would constitute such a misrepresentation or breach provided that for purposes of determining whether there has been such a breach there shall be disregarded any Company Material Adverse Effect standard or any other materiality or similar materiality qualification contained in any representation, warranty or covenant herein or in any Ancillary Agreement;

(b) any breach of or failure to perform any covenant or agreement by the Company or any Company Recipient or the Sellers Representatives contained herein or in any Ancillary Agreement;

(c) any claim arising out of any dispute among any Company Recipients, or between any Company Recipient(s) and the Sellers Representatives, or any claims by any holders of Notes or Company Capital Stock regarding the allocation of consideration in the Merger to them;

(d) Transaction Expenses; and

(e) any claims for payment under the Key Contributor Agreement or the Investor Incentive Agreement.

With respect to the indemnification obligations set forth in Sections 8.01(a) and (b) above for breaches by the Company Recipients, the liability shall be indemnifiable individually by the breaching Company Recipient, and not by any other Company Recipients based on Pro Rata Interest. All other indemnification obligations of the Company Recipients shall be several and not joint based on each Company Recipient’s Pro Rata Interest.

SECTION 8.02 Radware Indemnification Obligation. Subject to Section 8.04, the Company Recipients and their respective officers, directors, employees, stockholders, partners, members, affiliates and agents and their heirs, successors and assigns (collectively, the “Company Recipient Indemnitees”) shall be indemnified, defended and held harmless by Radware, Parent and Merger Sub, joint and severally, from and against any and all Losses, if, as and when incurred by the Company Recipient Indemnitees based upon, arising out of or otherwise in respect of:

(a) any misrepresentation or breach of warranty by Radware or Parent contained herein, in any Ancillary Agreement or in any document or agreement delivered pursuant hereto or thereto, or any claim by a third party which would constitute such a misrepresentation or breach; and

(b) any breach of or failure to perform any covenant or agreement by Radware or Parent contained herein or in any Ancillary Agreement, or any claim by a third party which would constitute such a breach or failure.

SECTION 8.03 Procedure.

(a) For the purposes of this Section 8.03, the term “Indemnitee” shall refer to the Radware Indemnitee or the Company Recipient Indemnitee, as applicable, indemnified or entitled, or claiming to be entitled, to be indemnified pursuant to the provisions of Sections 8.01 or 8.02 and the term “Indemnitors” shall refer to the Company Recipients, Radware, Parent or Merger Sub, as applicable. All actions to be taken by or on behalf of the Company Recipients shall be taken by both Sellers Representatives, and all notices by the Company Recipients or the Company Recipient Indemnitees shall be given to or by the Sellers Representatives.

(b) Subject to subsection (vi) below, the Indemnitee shall promptly give the Indemnitor notice of any matter which the Indemnitee reasonably believes has given rise to a right of indemnification under this Agreement (a “Claim”), stating the amount of the Losses (whether actual or reasonably estimated), the method of computation thereof and the basis for the Claim and shall specify the provision or provisions of this Agreement under which the Claim is asserted, in each case with reasonable particularity. Failure to give timely notice of a matter that may give rise to a Claim shall not affect the rights of the Indemnitee to collect such Claim from the Indemnitors except to the extent that it materially and adversely prejudices the Indemnitor’s ability to defend such Claim and except to the extent the notice is not given during the time period for which indemnification claims may be asserted under this Agreement. The obligations and liabilities of the Indemnitors under this Article VIII with respect to Losses arising from Claims of any third party against the Indemnitee that are subject to the indemnification provided for in this Article VIII (“Third-Party Claims”) shall be governed by the following additional terms and conditions:

(i) if the Indemnitee shall receive notice of any Third-Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third-Party Claim, and shall permit the Indemnitor, at its option, to assume the defense and/or management of such Third-Party Claim at the Indemnitor’s expense and through counsel of its choice if the Indemnitor gives prompt notice of its intention to do so to the Indemnitee (the “Election Notice”) and does so promptly thereafter;

(ii) if the Indemnitor exercises its right to undertake the defense and/or management of any such Third-Party Claim, the Indemnitee shall cooperate with the Indemnitor in such defense and/or management and make available to the Indemnitor (if the Indemnitors are the Company Recipients, the Sellers Representatives) all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under its control relating thereto as is reasonably required by the Indemnitor;

(iii) if the Indemnitor does not exercise its right to assume the defense and/or management of any Third-Party Claim as provided above, or the Indemnitor does exercise such right but does not diligently pursue the defense of the Third Party Claim, the Indemnitee may, directly or indirectly, conduct the defense and/or management of any such Third-Party Claim in any manner it reasonably may deem appropriate and at the expense of Indemnitors, for which the Indemnitee (x) if it is a Radware Indemnitee, may seek reimbursement from the Escrow Indemnity Account, and (y) if it is a Company Recipient Indemnitee, may seek reimbursement from the Indemnitor, and the Indemnitor shall cooperate with the Indemnitee in such defense and/or management and make available to the Indemnitee all witnesses, pertinent records, materials and information in the Indemnitor’s possession or under its control relating thereto as is reasonably required by the Indemnitee;

(iv) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed), unless (x) the judgment or proposed settlement does not impose an injunction or other equitable relief upon the Indemnitee and (y) the judgment or proposed settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Third-Party Claim;

(v) if the Indemnitee conducts the defense and/or management of a Third-Party Claim, as provided above, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim without the prior written consent of the Indemnitor, which will not be unreasonably withheld, delayed or conditional; and

(vi) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other monetary payments, the Indemnitee shall have the right, at its own cost and expense, to participate in the defense of the Third-Party Claim.

(c) Characterizations of Indemnification Payment. The Company Recipients and Radware and Parent agree that they shall treat, and they shall cause their respective affiliates to treat, any and all indemnification payments made hereunder as an adjustment to the Net Aggregate Merger Consideration.

SECTION 8.04 Certain Limits on Indemnification.

(a) Indemnification Caps and Other Limitations. The Radware Indemnitees shall, in full and complete satisfaction of any claims for indemnification arising under Section 8.01 above, be entitled to receive from the Escrow Indemnity Account (and delivered by the Escrow Agent) such amount as is equal to the value of the Losses as to which the Radware Indemnitees are entitled to indemnification, as determined pursuant to the terms of this Agreement and the Escrow Agreement; provided, that Radware Indemnitees shall not be entitled to receive indemnification under Sections 8.01(a) or 8.01(b) unless and until the sum of the aggregate amount of Losses under such subsections exceeds One Hundred Thousand Dollars ($100,000) (the “Basket Amount”), after which Radware Indemnitees shall be entitled to the entire amount of such Losses, including Losses covered by the Basket Amount incurred under such sections. The limitation set forth in this Section 8.04(a) shall not apply with respect to (x) breaches of representations and warranties set forth in Sections 3.03, 3.04, 4.01 and 4.02 hereof. The Radware Indemnitees shall have the right to satisfy any claims for Losses arising pursuant to this Agreement (i) first, by set-off against the Additional Payment, the Additional Key Contributor Plan Amount and the Additional Investor Incentive Agreement Amount, if such payments are unpaid at the time a claim for indemnification is made; (ii) second, from the Escrow Indemnity Account; and (iii) third, from the Company Recipients; provided that in no event shall the liability of any Company Recipient with respect to Losses under this clause (iii) exceed the amount of consideration received by such Company Recipient under this Agreement.

(b) Notwithstanding anything to the contrary contained herein, Radware shall have no obligation to indemnify a Company Recipient Indemnitee with respect to Losses pursuant to Section 8.02 above unless it shall have received written notice of a claim for indemnification signed by both Sellers Representatives.

(c) For purposes of this Article VIII, the amount of any Losses shall be determined net of any insurance proceeds actually received by the applicable Indemnitees in connection with the matter out of which such Losses shall arise.

(d) Subject to the proviso of this Section 8.04(d), no claim under this Article  VIII shall be made after the expiration of the survival periods referred to in Section 9.01 hereof, provided, however, that if written notice of a claim is made prior to the expiration of the survival period (such notice setting forth in reasonable detail the basis for such claim), then the relevant representation, warranty or covenant shall survive as to such claim only until the claim has been fully and finally resolved.

(e) The remedies provided in this Article VIII shall be exclusive of any other rights or remedies which might otherwise be available to any indemnified parties upon the occurrence of any event described in this Article VIII or which otherwise arise out of, relate to or with respect to this Agreement or the transactions contemplated hereby other than for fraud. Nothing contained herein, however, shall preclude indemnified parties from seeking injunctive or other equitable relief under circumstances where such relief might be appropriate with the proviso that the moving party shall not be entitled to ancillary relief in the nature of damages or fee awards unless specifically so provided for herein.

SECTION 8.05 Tail Insurance. At the Company's election, (i) the Company shall purchase prior to the Closing, and the Surviving Entity and Radware shall maintain following the Closing, "tail" or "run-off" insurance policies with a claims period of six (6) years from the Closing Date with respect to the current directors' and officers' liability insurance of the Company with substantially the same coverage and in amount and scope no less favorable, in the aggregate, than the existing directors' and officers' liability insurance policy of the Company (the "Current Policy") for claims arising from facts or events that existed or occurred on or prior to the Closing Date or (ii) if the Company shall not have obtained such policies, Radware will provide, or cause the Company to provide, for a period of not less than six (6) years after the Closing Date, the Covered Parties who are insured under the Current Policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Closing that is no less favorable, taken as a whole, than the Current Policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that in no event shall the Surviving Entity be required to expend annually in excess of two hundred and fifty percent (250%) of the annual premium currently paid by the Company under the Current Policy (the "Insurance Amount"); provided, further, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the Surviving Corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount. Radware shall pay or cause Company to pay for all premiums under the tail or run-off insurance policies and directors' and officers' insurance and indemnification policies contemplated by this Section 8.05 not exceeding the Insurance Amount.

SECTION 8.06 Release. Upon payment of the Closing Date Purchase Price as provided for in this Agreement, the Company Stockholders and Company Noteholders hereby acknowledge that they are not owed any additional amounts and hereby release the Company, Radware, Parent, Merger Sub and the Surviving Corporation and any of their respective directors, officers, employees, agents and advisors from any amount owing to such noteholders or stockholders (i) in their capacity as noteholders and stockholders of the Company, (ii) pursuant to the Company Certificate of Incorporation or Company By-Laws or the Delaware Law, other than indemnification obligations to them in their capacity as officers and directors of the Company which may arise following the Closing Date (even if relating to events occurring prior to the Closing Date), or (iii) pursuant to the Key Contributor Plan or the Investor Incentive Agreement, other than the right to receive the Additional Payment, the Escrow Amount, the Additional Key Contributor Amount and the Additional Investor Incentive Amount in accordance with this Agreement; provided that nothing herein shall release any claims related to this Agreement or the performance by Radware of its obligations hereunder.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.01 Survival of Representations and Warranties. The representations and warranties made by the Company in this Agreement or any Ancillary Agreements shall survive the Effective Time until the eighteen (18) month anniversary of the Closing Date notwithstanding any investigation made by or on behalf of any party. The representations and warranties made by Radware and Parent in this Agreement shall survive the Effective Time until the eighteen (18) month anniversary of the Closing Date notwithstanding any investigation made by or on behalf of any party. Notwithstanding anything herein to the contrary, the representations and warranties made in Sections 3.04, 3.14, and 4.02 shall survive the Effective Time until the expiration of all relevant statutes of limitations.

SECTION 9.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date received if delivered personally, on the day after sending if sent by nationally recognized overnight courier or the third day after mailing if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address, which shall be effective upon receipt), or on the date of sending if sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

If to Parent

Radware, Ltd.
22 Raoul Wallenberg Street
Tel Aviv 69710 Israel
Attn: Vice President of Legal Affairs
Facsimile: 972-3-7668982

With a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Ernest S. Wechsler, Esq.
Facsimile: 212-715-8000

If to Radware [or Merger Sub]:

Radware, Inc.
c/o Radware, Ltd.
22 Raoul Wallenberg Street
Tel Aviv 69710 Israel
Attn: Vice President of Legal Affairs
Facsimile: 972-3-7668982

With a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Ernest S. Wechsler, Esq.
Facsimile: 212-715-8000

If to the Company:

Covelight Systems, Inc.
6501 Weston Parkway
Suite 355
Cary, NC 27513
Attn: Chief Executive Officer
Facsimile: 412-809-4201

With a copy to (which shall not constitute notice):

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, NC 27607
Attn: W. David Mannheim
Facsimile: (919) 781-4865

If to the Sellers Representative, the address set forth on the signature page hereto or such other person appointed pursuant to Section 9.16.

With a copy to (which shall not constitute notice):

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, NC 27607
Attn: W. David Mannheim
Facsimile: (919) 781-4865

SECTION 9.03 Waiver. Radware may, with respect to the Company, and the Company or both Sellers Representatives may, with respect to Radware, Parent or Merger Sub, (a) extend the time for the performance of any of its obligations or other acts, (b) waive any inaccuracies in its representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of its agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 9.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. To the extent that any or all provisions of this Agreement are not binding on any of the parties hereto, such provisions shall nevertheless remain in full force and effect and be binding on all the other parties hereto.

SECTION 9.06 Entire Agreement; Amendment. This Agreement (including any exhibits and schedules hereto), the Company Disclosure Schedule, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended in writing executed by Radware, Parent, the Company and the Sellers Representatives, and any provision of this Agreement may only be waived by the party for whose benefit the applicable provision exists, provided that the Sellers Representatives may waive on behalf of the Company Recipients.

SECTION 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Radware and/or Merger Sub may assign this Agreement to any direct or indirect wholly-owned subsidiary of Radware or Parent without consent of the Company, provided that Radware and Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, including for purposes of Article VIII Indemnitees, and its successors and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.09 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE.

SECTION 9.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.13 Jurisdiction; Forum. Each of the parties hereto (i) consents to submit itself to the non-exclusive personal jurisdiction of any federal court located in the Borough of Manhattan of the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

SECTION 9.14 Definition of Knowledge. As used herein, the words “knowledge” or “known” shall, with respect to the Company, mean the actual knowledge of the persons whose names are set forth on Schedule 9.14.

SECTION 9.15 Specific Performance and Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to seek a preliminary and permanent injunction or injunctions to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the need to post bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.16 Appointment of Sellers Representatives.

(a) Each Company Recipient hereby irrevocably constitutes and appoints each of Intersouth VI, LP and Aurora IV, LLC as a “Sellers Representative” and (ii) irrevocably constitutes and appoints each Sellers Representative as such Company Recipient’s true and lawful agent, proxy and attorney-in-fact pursuant to this Section 9.16 and (ii) agrees to the provisions of this Section 9.16. Both Sellers Representatives shall have full power and authority to act for each Company Recipient and in each Company Recipient’s name, place and stead, and in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the Escrow Agreement upon and immediately following the Effective Time, as fully to all intents and purposes as such Company Recipient might or could do in person, including, without limitation, all decisions relating to the defense and/or settlement of any claims for which any Radware Indemnitee may claim to be entitled to indemnity pursuant to Article VIII hereof, the amendment of this Agreement, the receipt of all payments and notices and the giving of all consents and waivers. All decisions and actions by both Sellers Representatives shall be binding upon all of the Company Recipients, and no Company Recipient shall have the right to object to, dissent from, protest or otherwise contest the same.

(b) Each Company Recipient hereby agrees that (i) the provisions of this Section 9.16 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies any Company Recipient may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Section 9.16 would be inadequate, (iii) Radware shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Radware brings an action to enforce the provisions of this Section 9.16 and (iv) the provisions of this Section 9.16 shall be binding upon the heirs, successors and assigns of each Company Recipient.

(c) Any notice or communication delivered by Radware, Merger Sub or the Surviving Corporation to both Sellers Representatives shall, as between Radware, Merger Sub and the Surviving Corporation, on the one hand, and the Company Recipients, on the other, be deemed to have been delivered to all Company Recipients. Radware, Merger Sub and the Surviving Corporation shall be entitled to rely exclusively upon any communications or writings given or executed by both Sellers Representatives and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by both Sellers Representatives. Any Company Recipient that wishes to deliver any notice, or take any other action with respect to any matter arising, under this Agreement must do so through the Sellers Representatives, and Radware, Merger Sub and the Surviving Corporation shall be explicitly entitled to disregard any notices or communications given or made by the Company Recipients unless given or made through the Sellers Representatives, and such notices or communications shall be of no force or effect.

(d) Each Company Recipient acknowledges that the Sellers Representatives are acting as his, her or its agent as set forth above and each agrees to severally, in proportion to its Pro Rata Interest, indemnify and hold harmless and defend each Sellers Representative, his agents and assigns (collectively, the “Indemnitees”), against all liabilities, claims, actions, damages, losses and expenses (including, without limitation, legal and other professional fees and expenses, and litigation costs) of any kind (whether known or unknown, fixed or contingent) arising out of or in connection with (i) the Sellers Representative’s omissions to act, or actions taken, resulting from, arising out of, or incurred in connection with, or otherwise with respect to this Agreement and the Escrow Agreement, or (ii) services taken with respect to this Agreement and the Escrow Agreement or believed to be in the scope of the Indemnitee’s authority, provided that the Indemnitee in question has not acted with intentional misconduct or fraud.

(e) The Sellers Representatives may consult with legal counsel, independent public accountants and other experts selected by both Sellers Representatives. The Sellers Representatives shall not be responsible or liable to any Company Recipient for any act or omission of any kind so long as he has acted in good faith (any such action or omission pursuant to an order, judgment or decree of any court or administrative agency, or advice of legal counsel, public accountants and other experts selected by the Sellers Representative shall be conclusive evidence of such good faith), or for the expiration of rights under any statute of limitations with respect to this Agreement and the Escrow Agreement.

(f) Upon and after the Effective Time, in the case of the unwillingness to serve or other unavailability of a Sellers Representative, the Company Recipients who receive a majority of the Net Aggregate Merger Consideration shall have the right, exercisable by written notice to Radware and the Escrow Agent, to designate a replacement Sellers Representative.

SECTION 9.17 QUARTERLY NET REVENUE UPDATES. From and after the Effective Time, Radware and Parent shall deliver to the Sellers Representatives quarterly statements detailing the Net Revenue (used to calculate the Additional Payment under this Agreement) recognized in each three month period from the Effective Time, with a schedule showing the products from the Inflight and Percept Product Line sold and the prices charged for such products, within forty (40) days of the end of each such period. It is understood that such updates are subject to adjustment in the ordinary course of business and only the final determination of the Additional Payment pursuant to Section 2.08 will be binding on the parties.

SECTION 9.18. PARENT GUARANTY. Parent does hereby absolutely and unconditionally guarantee to each Company Recipient and its successors and assigns the due and punctual payment of all amounts payable and performance of all obligations by Radware under this Agreement. Parent expressly waives presentment, demand, protest, and notice of dishonor of any such payments and obligations. This obligation and liability on the part of the Parent shall be primary and not secondary, payable immediately upon demand without recourse first having been had by any Company Recipient against Radware. Parent covenants, warrants and represents to each Company Recipient that this guaranty is enforceable against Parent in accordance with its terms.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by a duly authorized officer or other person.

COVELIGHT SYSTEMS, INC.

By: /s/ Spencer Snedecor
Name: Spencer Snedecor
Title: CEO

RADWARE DELAWARE CORP.

By: /s/ Roy Zisapel
Name: Roy Zisapel
Title: Chief Executive Officer

RADWARE, INC.

By: /s/ Roy Zisapel
Name: Roy Zisapel
Title: Chief Executive Officer

RADWARE, LTD.

By: /s/ Roy Zisapel
Name: Roy Zisapel
Title: Chief Executive Officer

SELLERS REPRESENTATIVES:

INTERSOUTH PARTNERS VI, L.P.

By:	Intersouth Associates VI, LLC, its general partner

By:	/s/ Kip Frey
Kip Frey, Member acting pursuant to
power of attorney
Address:	Crowe Building
406 Blackwell Street
Suite 200
Durham, NC 27701
Fax:	(919) 493-6649

AURORA VENTURES IV, LLC

By: A.V. Management IV, L.L.C, its Managing Member

By: /s/ M. Scott Albert
Name: Scott Albert
Title: Manager
Address:	2525 Meridian Parkway
Suite 220
Durham, NC 27713
Fax:	(919) 484-0444

COMPANY NOTEHOLDERS:

INTERSOUTH PARTNERS VI, L.P.

By:	Intersouth Associates VI, LLC, its general partner

By:	/s/ Kip Frey
Kip Frey, Member acting pursuant to
power of attorney

NEXTPOINT PARTNERS, L.P.

By:	NextPoint GP, LLC, its general partner

By:	/s/ Michael Faber
Michael Faber, Member

AURORA VENTURES IV, LLC

By:	A.V. Management IV, L.L.C, its Managing Member

By: /s/ M. Scott Albert
Name: M. Scott Albert
Title: Manager

COMPANY STOCKHOLDERS:

Name of Stockholder: David Logan

By:  /s/ Jim Ford
(signature)

Name: Jim Ford, as Attorney-in-fact as Secretary of Covelight Systems, Inc.

Title (if applicable): Attorney-in-fact as Secretary of Covelight Systems, Inc.

COMPANY STOCKHOLDERS:

Name of Stockholder: Ken Gramley

By:  /s/ Jim Ford
(signature)

Name: Jim Ford, as Attorney-in-fact as Secretary of Covelight Systems, Inc.

Title (if applicable): Attorney-in-fact as Secretary of Covelight Systems, Inc.

COMPANY STOCKHOLDERS:

Name of Stockholder: David Motsinger

By:  /s/ Jim Ford
(signature)

Name: Jim Ford, as Attorney-in-fact as Secretary of Covelight Systems, Inc.

Title (if applicable): Attorney-in-fact as Secretary of Covelight Systems, Inc.

COMPANY STOCKHOLDERS:

Name of Stockholder: Acuitive, Inc.

By:  /s/ Jim Ford
(signature)

Name: Jim Ford, as Attorney-in-fact as Secretary of Covelight Systems, Inc.

Title (if applicable): Attorney-in-fact as Secretary of Covelight Systems, Inc.

COMPANY STOCKHOLDERS:

Name of Stockholder: James Beam

By:  /s/ Jim Ford
(signature)

Name: Jim Ford, as Attorney-in-fact as Secretary of Covelight Systems, Inc.

Title (if applicable): Attorney-in-fact as Secretary of Covelight Systems, Inc.

COMPANY STOCKHOLDERS:

Name of Stockholder: Byron Hargett

By:  /s/ Jim Ford
(signature)

Name: Jim Ford, as Attorney-in-fact as Secretary of Covelight Systems, Inc.

Title (if applicable): Attorney-in-fact as Secretary of Covelight Systems, Inc.

COMPANY STOCKHOLDERS:

Name of Stockholder: Doug Hester

By:  /s/ Jim Ford
(signature)

Name: Jim Ford, as Attorney-in-fact as Secretary of Covelight Systems, Inc.

Title (if applicable): Attorney-in-fact as Secretary of Covelight Systems, Inc.

COMPANY STOCKHOLDERS:

Name of Stockholder: Sam Alsous

By:  /s/ Jim Ford
(signature)

Name: Jim Ford, as Attorney-in-fact as Secretary of Covelight Systems, Inc.

Title (if applicable): Attorney-in-fact as Secretary of Covelight Systems, Inc.

COMPANY STOCKHOLDERS:

Name of Stockholder: Ken Brumer

By:  /s/ Jim Ford
(signature)

Name: Jim Ford, as Attorney-in-fact as Secretary of Covelight Systems, Inc.

Title (if applicable): Attorney-in-fact as Secretary of Covelight Systems, Inc.

COMPANY STOCKHOLDERS:

Name of Stockholder: Anthony Schmidt

By:  /s/ Jim Ford
(signature)

Name: Jim Ford, as Attorney-in-fact as Secretary of Covelight Systems, Inc.

Title (if applicable): Attorney-in-fact as Secretary of Covelight Systems, Inc.